Filed Pursuant to Rule 433

Registration Statement No. 333-252947

Pricing Term Sheet

February 9, 2022

Union Pacific Corporation

$1,250,000,000 2.800% Notes due 2032 (the “2032 Notes”)

$500,000,000 3.375% Notes due 2042 (the “2042 Notes”)

$1,250,000,000 3.500% Notes due 2053 (the “2053 Notes”)

$500,000,000 3.850% Notes due 2072 (the “2072 Notes”)

Issuer:	Union Pacific Corporation

Expected Ratings (Moody’s / S&P / Fitch):	Baa1/A-/A-*

Principal Amount:	2032 Notes: $1,250,000,000 2042 Notes: $500,000,000 2053 Notes: $1,250,000,000 2072 Notes: $500,000,000

Trade Date:	February 9, 2022

Settlement Date:	February 14, 2022 (T+3)**

Maturity Date:	2032 Notes: February 14, 2032 2042 Notes: February 14, 2042 2053 Notes: February 14, 2053 2072 Notes: February 14, 2072

Interest Payment Dates:

2032 Notes: February 14 and August 14, commencing on August 14, 2022

2042 Notes: February 14 and August 14, commencing on August 14, 2022

2053 Notes: February 14 and August 14, commencing on August 14, 2022

2072 Notes: February 14 and August 14, commencing on August 14, 2022

Coupon:	2032 Notes: 2.800% 2042 Notes: 3.375% 2053 Notes: 3.500% 2072 Notes: 3.850%

Price to Public:

2032 Notes: 99.593% of Principal Amount, plus accrued interest from February 14, 2022, if any

2042 Notes: 99.870% of Principal Amount, plus accrued interest from February 14, 2022, if any

2053 Notes: 99.774% of Principal Amount, plus accrued interest from February 14, 2022, if any

2072 Notes: 99.735% of Principal Amount, plus accrued interest from February 14, 2022, if any

Yield to Maturity:	2032 Notes: 2.847% 2042 Notes: 3.384% 2053 Notes: 3.512% 2072 Notes: 3.862%

Benchmark Treasury:	2032 Notes: 1.375% UST due November 15, 2031 2042 Notes: 2.000% UST due November 15, 2041 2053 Notes: 2.000% UST due August 15, 2051 2072 Notes: 2.000% UST due August 15, 2051

Benchmark Treasury Price/Yield:	2032 Notes: 94-30 / 1.947% 2042 Notes: 95-01+ / 2.314% 2053 Notes: 94-12 / 2.262% 2072 Notes: 94-12 / 2.262%

Spread to Benchmark Treasury:	2032 Notes: +90 basis points 2042 Notes: +107 basis points 2053 Notes: +125 basis points 2072 Notes: +160 basis points

Optional Redemption Provisions:

Make-Whole Call:	At any time prior to November 14, 2031 for the 2032 Notes, August 14, 2041 for the 2042 Notes, August 14, 2052 for the 2053 Notes and August 14, 2071 for the 2072 Notes, at the greater of 100% or the make-whole amount at a discount rate equal to the Treasury Rate plus 15 basis points, in the case of the 2032 Notes, 20 basis points, in the case of the 2042 Notes, 20 basis points, in the case of the 2053 Notes and 25 basis points, in the case of the 2072 Notes, plus, in each case, accrued and unpaid interest to the date of redemption.

Par Call:	At any time on or after November 14, 2031 for the 2032 Notes, August 14, 2041 for the 2042 Notes, August 14, 2052 for the 2053 Notes and August 14, 2071 for the 2072 Notes, at 100% plus accrued and unpaid interest to the date of redemption.

Change of Control:	Upon the occurrence of a Change of Control Repurchase Event, we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase.

CUSIP/ISIN:	2032 Notes: 907818 FX1 / US907818FX12 2042 Notes: 907818 FY9 / US907818FY94 2053 Notes: 907818 FZ6 / US907818FZ69 2072 Notes: 907818 GA0 / US907818GA00

Denominations:	$1,000 x $1,000

Concurrent Debt Offerings:	The Issuer is concurrently offering the 2032 Notes, the 2042 Notes, the 2053 Notes and the 2072 Notes.

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

Senior Co-Managers:	Barclays Capital Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Co-Managers:

Truist Securities, Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

PNC Capital Markets LLC

Academy Securities, Inc.

Blaylock Van, LLC

BNY Mellon Capital Markets, LLC

Fifth Third Securities, Inc.

Loop Capital Markets LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Note: We expect that the 2032 Notes, the 2042 Notes, the 2053 Notes and the 2072 Notes (collectively, the “Notes”) will be delivered against payment therefor on or about February 14, 2022, which will be the third business day following the date of pricing of the Notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade Notes on the date of pricing should consult their own advisors.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting BofA Securities, Inc. (toll-free) at 1-800-294-1322 or dg.prospectus_requests@bofa.com, Citigroup Global Markets Inc. (toll-free) at 1-800-831-9146, Credit Suisse Securities (USA) LLC (toll-free) at 1-800-221-1037, J.P. Morgan Securities LLC (collect) at 1-212-834-4533 or Morgan Stanley & Co. LLC (toll-free) at 1-866-718-1649.

This pricing term sheet supplements, and should be read in conjunction with, the Issuer’s preliminary prospectus supplement dated February 9, 2022 and the accompanying prospectus dated February 10, 2021 and the documents incorporated by reference therein.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.